Exhibit 10.1

April 1, 2022

Blair Tripodi
52 Discovery
Irvine, CA 92618

Dear Blair:
As you know, Masimo Corporation (the “Company” or “Masimo”) has entered into an Agreement and Plan of Merger with Viper Holdings Corporation (“Sound United”) and certain other parties, pursuant to which Sound United will become a wholly-owned subsidiary of Masimo (the “Acquisition”). Masimo and its subsidiaries, including Sound United and its subsidiaries following the closing of the Acquisition (the “Closing”), are referred to herein as the “Masimo Group”.
It is with great pleasure that we extend this conditional offer to continue employment with the Masimo Group as SVP of International Commercial Operations, Consumer. You will continue to report to your current supervisor. If you accept this offer, the offer letter will become effective as of the Closing. Please note that in the event the Closing does not occur, this offer letter will be of no further force or effect.
The following is a summary of your compensation package:

Annual Salary:	Your salary will be the same as it was prior to the Closing.

Variable Compensation:	For at least the first twelve months following the Closing, you will be eligible to receive target bonus opportunities and commission opportunities which in the aggregate are substantially comparable to the target bonus opportunities and commission opportunities provided by Sound United immediately prior to the Closing.

Retention Bonus:	You will be eligible to receive a retention bonus of $225,000 if you continue to be employed by the Masimo Group through the first anniversary of the Closing. In the event your employment with the Masimo Group is terminated by you for any reason or by us with cause, prior to the first anniversary of the Closing, the retention bonus will be forfeited.

Benefits:	You will initially continue to participate in the benefit plans of Sound United and its subsidiaries, subject to the terms, conditions, and limitations contained in the applicable plans, as they may be amended from time to time, except that if you currently participate in the DEI Holdings, Inc. 401(k) Plan, your participation will be transitioned to the Masimo Retirement Savings Plan.

Equity Awards:	You will be eligible to receive an award of Restricted Stock Units (“RSUs”) with a grant date value of approximately $600,000 subject to the terms of the Masimo Corporation 2017 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “RSU Award Agreement”). The RSU award will vest over a 5-year period, subject to your continued employment with Masimo Group, with twenty percent (20%) vesting on the one year anniversary of the vesting commencement date (which will be set forth in your Award Agreement), and an additional twenty percent (20%) vesting on each subsequent one year anniversary of the vesting commencement date. You will be receiving additional information directly from our equity compensation plan services provider, Charles Schwab & Co., Inc. (“Schwab”) with instructions for setting up your Schwab account and viewing and accepting your Award Agreement and RSU award online. In addition, you will be eligible to receive an award of Performance Stock Units (“PSUs”) with a grant date value of approximately $1,200,000, subject to the terms of the Plan and the Performance Stock Unit Award Agreement (the “PSU Agreement”). The vesting of this PSU award is subject to Sound United achieving certain cumulative net revenue and adjusted EBITDA goals during the three years ended December 28, 2024. These goals will be detailed in the PSU Agreement, which will be delivered to you promptly following the Closing.
All compensation payable pursuant to this offer letter will be subject to the withholding of all applicable taxes and deductions required by law.
This offer is contingent upon you signing and returning the Masimo Employee Confidentiality Agreement and the acknowledgement regarding the Masimo Corporation Code of Business Conduct and Ethics, each of which is enclosed with this letter. Also enclosed is a Mutual Agreement to Arbitrate Claims, which we encourage but do not require you to sign as a condition of your employment. You are encouraged to discuss these documents with your own advisor to the extent you desire.
Employment with the Masimo Group is “at-will” and not for a specific term, meaning that there is no express or implied agreement between the Masimo Group and you for continued or long-term employment, and either you or the Masimo Group may terminate the employment relationship at any time, with or without notice and with or without cause. In addition, the Masimo Group may change the terms and conditions of your employment with or without notice and with or without cause. The “at-will” nature of your employment cannot be modified except in writing signed by both you and an officer of the Company.
This letter sets forth the material terms of your offer of employment, and supercedes all prior offers, agreements, and discussions about employment that you may have had with any employee of Masimo (or its subsidiaries) or Sound United (or its subsidiaries), whether written or oral. However, this letter is not intended to supersede any Indemnification Agreement between you and Sound United or your rights with respect to severance contained in any agreement between you and Sound United or its subsidiaries entered into prior to the Closing.
Please confirm your acceptance of this offer and agreement to its terms by signing this letter and the enclosures and returning each signed document to the Human Resources department.
If you have any questions, please feel free to contact me.
We look forward to you joining our Team!

Sincerely,
/s/ TRACY MILLER
Tracy Miller
Vice President, Human Resources

I acknowledge receipt of this offer and agree to its terms:

/s/ BLAIR TRIPODI	April 11, 2022
Blair Tripodi	Date

Enclosures:

Masimo Employee Confidentiality Agreement
Masimo Corporation Code of Business Conduct and Ethics
Mutual Agreement to Arbitrate Claims